Exhibit 4.1

AMENDMENT NO. 5 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 5 to Convertible Promissory Note (this “Amendment”) is effective as of March 27, 2024 (the “Effective Date”), by and between Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), and Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”) and amends that certain Convertible Promissory Note No. 1 in the initial principal amount of $22,000,000 and due November 23, 2024, issued by the Company to the Holder on November 23, 2021, as amended on December 10, 2021, on February 8, 2023, on May 19, 2023 and on September 30, 2023 (as so amended, the “Note”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Note or that certain Securities Purchase Agreement, dated as of November 23, 2021, by and between the Company and the Holder (as amended and in effect from time to time, the “Purchase Agreement”).

RECITALS

Whereas, the Company issued the Note to the Holder pursuant to the Purchase Agreement;

Whereas, the Company and the Holder desire to amend certain provisions of the Note as set forth herein; and

Whereas, pursuant to Section 5.8 of the Note, the Note may be amended by an instrument in writing signed by the Company and the Holder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Increase in Principal Amount. Effective as of the Effective Date, the Outstanding Principal Amount of the Note shall be increased by $1,492,844 (the “March 2024 Principal Increase Amount”) such that the Outstanding Principal Amount as of the Effective Date (after giving effect to any amounts repaid under the Note on the Effective Date) shall be $13,435,599.

2.            Section 2.1(r). Section 2.1(r) of the Note is hereby amended and restated in its entirety to read as follows:

“(r)         at any time on or after April 29, 2024, the Maker shall fail to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount or more in cash or cash equivalents with one or more financial institutions;”

3.            Nasdaq Limitation on March 2024 Principal Increase Amount. A new Section 3.9 is hereby added to the Note as follows:

“3.9        Nasdaq Limitation on March 2024 Principal Increase Amount. Notwithstanding anything to the contrary in this Note, in no event may the Company issue any Repayment Shares or Conversion Shares upon repayment or conversion of any portion of the March 2024 Principal Increase Amount unless the Company obtains a stockholder approval contemplated by Nasdaq Listing Rule 5635(d) to issue such Repayment Shares or Conversion Shares upon repayment or conversion of the March 2024 Principal Increase Amount (the “New Requisite Stockholder Approval”). If the Company is not able to issue shares upon a repayment or conversion of any portion of the March 2024 Principal Increase Amount as a result of the operation of the preceding sentence, then any portion of the March 2024 Principal Increase Amount that cannot be so converted shall remain outstanding until repaid by the Company in cash.”

4.            Waivers. The Holder hereby agrees to forebear, from the date hereof through April 29, 2024 (the “Forbearance Period”) from exercising any right the Holder may have to assert or claim that a Material Adverse Effect has occurred as a result of any event, occurrence, fact, condition or change that occurred at any time on or prior to September 30, 2023, and, in connection therewith, further agrees, during the Forbearance Period, to forbear from exercising any right with respect to any Event of Default that may have occurred pursuant to Section 2.1(s) of the Note or as a result of any alleged breach by the Company of Section 2.1(s) of the Note as a result of any event, occurrence, fact, condition or change that occurred at any time on or prior to September 30, 2023. The Holder expressly retains the right to assert any Event of Default with respect to Section 2.1(s) of the Note as a result of any event occurrence, fact, condition or change that occurred or occurs after September 30, 2023. Notwithstanding anything to the contrary contained herein, the Holder acknowledges that the Company’s execution of this Amendment shall not be construed as an admission or acknowledgement by the Company that: (A) any event, occurrence, fact, condition or change has occurred that constitutes a Material Adverse Effect, or (B) the Holder has a right to assert that an Event of Default has occurred pursuant to Section 2.1(s) of the Note, and the Company’s execution of this Amendment shall be deemed to be without prejudice to the Company in this regard. In addition, the Holder hereby waives any Event of Default which has occurred prior to the date hereof as a result of any failure by the Company to comply with the covenant contained in Section 2.1(r) of the Note through and including the date hereof, including any obligation by the Company to notify the Holder of any such Event of Default (provided, for the avoidance of doubt, that such waiver shall not apply to the Company’s obligations with respect to Section 2.1(r) of the Note from and after the date hereof).

5.            New Requisite Stockholder Approval. To the extent that the March 2024 Principal Increase Amount is still outstanding, the Company agrees to use its reasonable best efforts to seek, at a special or annual meeting of the stockholders of the Company to be scheduled to be held no later than July 31, 2024 (the “Stockholder Meeting”), the New Requisite Stockholder Approval; provided that the Stockholder Meeting may be postponed or adjourned if the Company determines in good faith, with the Holder’s written consent, that such postponement or adjournment is necessary or advisable in order to solicit additional votes or to obtain a quorum to transact business at the Stockholder Meeting. The Company will prepare and file with the United States Securities and Exchange Commission a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the recommendation of the board of directors of the Company (the “Board”) that the holders of shares of Common Stock vote in favor of the New Requisite Stockholder Approval. If the New Requisite Stockholder Approval is not obtained at or prior to the Stockholder Meeting, the Company will, to the extent that the March 2024 Principal Increase Amount is still outstanding, hold an annual or special meeting of the stockholders of the Company for the purposes of obtaining such New Requisite Stockholder Approval no less often than once per calendar quarter following the date of the Stockholder Meeting until the New Requisite Stockholder Approval is obtained, and the Board will recommend that the holders of shares of Common Stock vote in favor of the New Requisite Stockholder Approval at each such meeting.

6.            Effectiveness. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall refer to the Note, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

7.            Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

8.            Counterparts. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

[Signature Page Follows]

The parties hereto have executed this Amendment No. 5 to Convertible Promissory Note as of the date first written above.

THE company:

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
	Name:	Raj Mehra, Ph.D.
	Title:	President and Chief Executive Officer

THE HOLDER:

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
	Name:	Jeff Easton
	Title:	Managing Member

[SIGNATURE PAGE TO AMENDMENT NO. 5 TO CONVERTIBLE PROMISSORY NOTE]